Exhibit 99.1

Intersil Intent to Acquire Techwell FAQs

SECTION 1: STRATEGY & BUSINESS INTEGRATION

Why is Intersil acquiring Techwell?

Intersil is a leader in advanced analog and mixed-signal technologies. Among its many areas of expertise, Intersil has a growing portfolio of high-performance products for video security and automotive applications. Techwell is a leading supplier of semiconductor technologies for video applications in the security surveillance and automotive marketplaces. Together, the companies will offer customers a wider variety of solutions while also enabling the creation and delivery of new video-based products for these fast-growing markets.

Why are Intersil and Techwell joining forces now?

Intersil and Techwell are experiencing great success and momentum and see tremendous opportunities on the horizon for video technologies. The union of two healthy, fast-growing companies with complementary technologies will lead to a more successful overall company and a portfolio of more complete solutions for our customers.

What are the terms of the agreement?

Under the terms of the agreement, Intersil will commence a cash tender offer to acquire Techwell’s outstanding shares of common stock at $18.50 per share. Terms of the agreement were approved by Techwell’s board of directors, and Techwell’s board has recommended that Techwell shareholders tender their shares in response to our tender offer. Techwell’s directors, entities affiliated with Technology Crossover Ventures, and certain executive officers of Techwell (in total representing approximately 23% of the outstanding shares) have already agreed to tender their shares into the offer.

What does Techwell do?

Techwell, Inc., is a publicly held (NSDQ: TWLL) company with approximately 200 employees in the U.S., China, Japan, South Korea and Taiwan. They are a fabless semiconductor company that designs and sells mixed signal video solutions for the security surveillance and automotive infotainment markets.

How do Techwell products work?

Techwell’s products enable the conversion of analog video signals to digital form and perform advanced digital video processing to facilitate the display, storage and transport of video content.

Where are Techwell products used?

Major applications using Techwell products include industrial DVRs, networked video recorders, multiplexers, as well as automotive front consoles, rearview mirrors and rear seat LCD displays.

25-Mar-10            1

Intersil Intent to Acquire Techwell FAQs

What benefits does Intersil derive from this acquisition?

By joining forces with Techwell, Intersil becomes the clear #1 market leader in the video IC security surveillance market. Intersil also has a long-established history in the automotive business. The addition of Techwell video products to this portfolio enables Intersil to provide even more comprehensive automotive solutions. In addition, Techwell products will increase Intersil’s penetration into the industrial market.

SECTION 2: VIDEO AND SURVEILLANCE TECHNOLOGIES

Where is video surveillance technology used?

Video security surveillance systems are used in many different locations including transportation hubs, financial institutions, manufacturing plants, educational settings, government offices, and retail stores. Today, most video security surveillance systems are deployed using multiple analog cameras connected through coax cable to a central control box known as DVR (digital video recorder) or a NVR (networked video recorder). The video stream can then be sent to a variety of places such as local display, hard drive and/or a network.

What differentiates Techwell video technology in the marketplace?

Techwell is a market leader in video decoders used in security surveillance applications and owns greater than 70% market share by delivering better performance than its competition. Techwell built upon this expertise by integrating surrounding functional blocks into their products including the audio CODEC, multiplexer, and display processor. They have partnered with video CODEC and CPU providers to offer DVR equipment manufactures complete reference designs including both hardware and firmware.

SECTION 3: AUTOMOTIVE TECHNOLOGIES

How are Techwell circuits used in automotive systems?

Today, many new autos include at least one front console display. Increasingly, a display is being used for the radio as well as being installed in rear seats. Rear camera displays are being incorporated into the rear view mirror to meet safety requirements. A modest estimate of today’s market shows 16M displays (all uses) and growing at a CAGR of 22%.

What are the benefits of Techwell technology in automotive subsystems?

Today, panel manufactures supply the glass and electronics. The electronics are typically based on discrete implementation. Techwell’s integrated solution offers improved performance at a significantly lower price point. Most of Techwell’s

25-Mar-10            2

Intersil Intent to Acquire Techwell FAQs

automotive revenue to date has been for aftermarket applications. Techwell’s automotive business will be a solid growth driver as design wins into auto subsystem manufactures and auto manufactures ramp in 2010.

SECTION 4: PRODUCT INTEGRATION

Are there plans to discontinue any Techwell products?

At this time, there are no plans to discontinue any Techwell products.

What are the key strategic integration points between Intersil and Techwell?

Techwell’s focus on video has enabled them to develop expertise in analog TV broadcast and popular analog video signals. As a result, Techwell has the extensive knowledge base required to perform the analog, mixed signal and digital processing necessary for the display, storage, and transport of video signals. Techwell’s expertise complements Intersil’s expertise in driving high speed video signals over long distances.

Who are Techwell’s competitors?

In the security surveillance market, competitors include TI, NXP, and NEXTCHIP. In the automotive market, Techwell offers the only integrated solution. The alternate solution is a more costly discrete implementation.

SECTION 5: COMPANY OPERATIONS

Who will lead the new Techwell Business Unit for Intersil?

Hiro Kozato, currently the CEO of Techwell, will head the new business unit and report directly to Susan Hardman, SVP, Analog and Mixed Signal Products Group.

What will happen to the Techwell corporate brand?

This has yet to be determined.

Are other former Techwell executives joining Intersil?

At this time, we expect all executives to be joining Intersil upon close.

Will Techwell have representation on Intersil’s board of directors?

No. The Intersil board will maintain its present structure.

Will there be a reduction in force as a result of the Techwell acquisition?

Techwell is a very efficient, well-run company and as a result we anticipate minimal reduction in force.

Will Techwell’s headquarters facility in San Jose, CA, remain in operation?

At this point, we are evaluating the consolidation of Techwell’s location into Intersil’s Milpitas site but as of now, all Techwell’s San Jose operations will continue as is.

25-Mar-10            3

Intersil Intent to Acquire Techwell FAQs

Intersil and Techwell both have operations in several of the same regions. Will there be facilities closures?

This has yet to be determined

SECTION 6: CUSTOMER SUPPORT

How will customers know if there is a change to their sales account team?

We are confident that Techwell intends to provide full support to all its customers without any disruption. If any changes are made, we are also confident they will communicate this directly to all customers well in advance.

Who should Techwell customers call for product support?

Techwell customers will receive full support from their existing Techwell sales and technical support team.

Securities Law Disclosure and Additional Information

The tender offer for the outstanding shares of common stock of Techwell, Inc. “Techwell”) has not yet commenced. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Intersil Corporation and an indirect wholly-owned subsidiary of Intersil Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Techwell will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the related solicitation/recommendation statement will contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by Techwell’s stockholders before they make any decision with respect to the tender offer. Such materials, when prepared and ready for release, will be made available to Techwell’s stockholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

25-Mar-10            4